EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT is made this 1st day of August, 2022 (the “Effective Date”)
BETWEEN:
SSR Management Inc.
(the “Company”)
- and –
John Ebbett
(the “Executive”)

RECITALS
A.    Executive is currently employed by the Company as its Vice President Project Development.
B.    SSR Mining (as defined below) desires to employ the Executive as its Executive Vice President – Growth & Innovation through the Company and the Executive wishes to accept such employment.
C.    The parties wish to set forth the terms and conditions relating to the Executive’s employment with the Company.
D.    The Executive agrees to be employed by the Company on the terms of this employment agreement (the “Agreement”).
E.    This Agreement supersedes and replaces in its entirety any other employment agreement, whether written or oral, in relation to Executive’s employment with the Company.
In consideration of the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are acknowledged by both parties, the parties agree as follows.
ARTICLE 1
DEFINITIONS
Section 1.1    Defined Terms
As used in this Agreement, the following terms have the following meanings:
“Board” means the Board of Directors of the Parent.
“Business” means: (a) mining and mining exploration; (b) any other business conducted by the Company, Parent, and/or any affiliated entity (collectively, “SSR Mining”) at the time the Executive’s employment is terminated; and (c) any business that SSR Mining is in the process of developing (as reflected in a written business or strategic plan of SSR Mining known to the Executive) at the time the Executive’s employment is terminated.
“Cause” means:
a)    the breach by the Executive of a material term of this Agreement;
b)    the repeated and demonstrated failure by the Executive to perform the material duties of his position in a competent manner;
c)    the conviction of the Executive of a criminal offense involving fraud or dishonesty, or the conviction of a felony;
d)    a material breach by the Executive of his obligations under any written code of ethics, any other written code of business conduct or any written lawful policies or written procedures of the Parent;
e)    the failure by the Executive to obey reasonable instructions provided to him in the course of employment, within five calendar days after receiving written notice of such disobedience from the Parent or a related entity of the Parent; or
f)    any actions or omissions on the part of the Executive constituting gross negligence or wilful misconduct, resulting in a risk of material harm to SSR Mining.
“Change of Control” means the occurrence of one or more of the following events:
a)    individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the date of this Agreement and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board, including by reason of any agreement intended to avoid or settle any Election Contest or proxy contest, shall be deemed an Incumbent Director;
b)    any change in the holding, direct or indirect, of shares in the capital of the Parent or Company as a result of which a person or group of persons acting jointly or in concert, or person associated or affiliated with any such person or group within the meaning of the Securities Act (British Columbia), becomes the beneficial owner, directly or indirectly, of shares and/or other securities in excess of the number which, directly or following conversion thereof, would entitle the holders thereof to cast more than 50% of the votes attaching to all shares of the Parent or Company which may be cast to elect directors of the Parent or Company (the “Company Voting Securities”); provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change of Control by virtue of any of the following acquisitions of Company Voting Securities:
(i)     by the Parent or any subsidiary;

(ii)     by any employee benefit plan sponsored or maintained by the Parent or any subsidiary; or
(iii)     by any underwriter temporarily holding securities pursuant to an offering of such securities.
c)    the approval by directors or shareholders of the Parent of a complete liquidation or dissolution of the Parent;
d)    a sale or other disposition of all or substantially all of the property or assets of the Parent, other than to an affiliate within the meaning of the Securities Act (British Columbia); or
e)    any determination by the majority of Incumbent Directors of the Parent that a Change of Control has occurred.
“Confidential Information” means all information owned, possessed or controlled by the Parent and/or its affiliates, including, without limitation, all information related to developments, inventions, enhancements, finances, scientific data, technical data, manufacturing, process know-how and marketing information, howsoever received by the Executive and in whatever form (whether oral, written, machine readable or otherwise), which pertains to the Parent and/or its affiliates; provided, however, that the phrase “Confidential Information” shall not include information which:
a)    was in the public domain prior to the date of receipt by the Executive;
b)    is properly within the legitimate possession of the Executive prior to its disclosure during the Term, and without any obligation of confidence attaching thereto;
c)    becomes part of the public domain by publication or otherwise, not due to any unauthorized act or omission of the Executive;
d)    after disclosure, is lawfully received by the Executive from another Entity who is lawfully in possession of such Confidential Information and such other Entity was not restricted from disclosing the said information to the Executive;
e)    is approved, in writing, by the Board for disclosure prior to its actual disclosure; or
f)    the Executive is required by law to disclose, provided that, unless prohibited by law, the Executive first notifies the Board at the first reasonable opportunity that the Executive is required to disclose such Confidential Information.
“Development” means any discovery, invention, design, improvement, concept, design, specification, creation, development, treatment, computer program, method, process, apparatus, specimen, formula, formulation, product, hardware or firmware, any drawing, report, memorandum, article, letter, notebook and any other work of authorship and ideas (whether or not patentable or copyrightable) and legally recognized proprietary rights (including, but not limited to, patents, copyrights, trademarks, topographies, know-how and trade secrets), and all records and copies of records relating to the foregoing, that:
a)    result or derive from the Executive’s employment or from the Executive’s knowledge or use of Confidential Information;
b)    are conceived or made by the Executive (individually or in collaboration with others) in the course of the Executive’s employment;

c)    result from or derive from the use or application of the resources of SSR Mining; or
d)    relate to the business operations of actual or demonstrably anticipated research and development by SSR Mining.
“Disability” means the Executive’s inability to substantially fulfill the Executive’s duties on behalf of the Company for a continuous period of three (3) months or more or the Executive’s inability to substantially fulfill the Executive’s duties on behalf of the Company for an aggregate period of three (3) months or more during any consecutive six (6) month period. If there is any disagreement between the Company and the Executive as to the Executive’s Disability or as to the date(s) any such Disability began or ended, the same shall be determined by a physician mutually acceptable to the Company and the Executive (and/or his representatives) whose determination shall be conclusive evidence of any such Disability and of the date(s) any such Disability began or ended.
“Entity” means a natural person, partnership, limited liability partnership, company, joint stock company, trust, unincorporated association, joint venture or other entity or governmental entity, and pronouns have a similarly extended meaning.
“Good Reason” means the Executive was induced by the actions of the Company to resign or terminate his employment other than on a purely voluntary basis as a result of the occurrence of one or more of the following events without the Executive’s written consent:
a)    a materially adverse change in the Executive’s position, duties, powers, rights, discretion, or responsibilities;
b)    a materially adverse change in the Executive’s reporting relationship that is inconsistent with the Executive’s title or position;
c)    a reduction by the Company of the target compensation of the Executive or a material reduction by the Company in the aggregate level of health & welfare benefits made available to the Executive, except where the reduction in compensation or benefits is part of a general reduction affecting all or substantially all of the Executives of the Corporation which affects the Executive in substantially the same manner as the other Executives who are also affected by such adverse reduction; or
d)    the permanent relocation by the Company of the Executive’s principal office by more than 80 kilometers from the Location.
“Incumbent Directors” means the members of the Board holding office as at the date hereof and any additional directors appointed by or with the consent of the Incumbent Directors during the Term.
“Share Compensation Plan” means the SSR Mining Inc. 2021 Share Compensation Plan approved by the directors of the Parent and confirmed by the shareholders of the Parent on May 21, 2021, or any further amendment or replacement to that plan.
“Territory” means within 35 kilometers of any of SSR Mining’s mineral and property rights and interests as of the date of termination of the Executive’s employment for any reason.

ARTICLE 2
EMPLOYMENT
Section 2.1    Term and Commencement
This Agreement shall be effective from the Effective Date and shall continue for an indefinite period unless terminated earlier in accordance with Article 4 hereof (the “Term”).
Section 2.2    Position
Subject to the terms and conditions hereinafter contained, the Executive will be employed with the Company as the Parent’s Executive Vice President – Growth & Innovation.
Section 2.3    Duties of Employment
The Executive shall report to and be subject to the general direction of the President and Chief Executive Officer and shall have such duties and responsibilities as are customary for such position and as are delegated to him by the President and Chief Executive Officer from time to time.
Section 2.4    Performance Standards
During the Term, the Executive shall
(i)    devote his full time, attention and energy to the Parent. The Executive shall not, directly or indirectly, render services to any other Entity during the Term, with the exception of family organizations, charitable or community service organizations, and services provided to such other Entities as SSR Mining may approve from time to time provided such activities do not interfere with the Executive’s duties under this Agreement;
(ii)    diligently and to the best of his abilities perform the duties and responsibilities assigned to him;
(iii)    deal at all times in good faith with SSR Mining, its employees, contractors, officers, directors, clients and suppliers;
(iv)    act and conduct himself at all times in the best interest of SSR Mining.
Section 2.5    Policies
The Executive acknowledges that he has received a copy of the Parent’s workplace and compensation policies, including the Share Compensation Plan, Executive Incentive Compensation Recoupment Policy, which are incorporated into and form part of this Agreement. The Executive agrees to comply with all policies applying to the Parent’s executive employees that may be reasonably issued by SSR Mining from time to time. The Executive agrees that the introduction, amendment and administration of such policies are within the sole discretion of the Parent. If the Parent introduces, amends or deletes any such policies as conditions warrant, such introduction, deletion or amendment shall not constitute a constructive dismissal or breach of this Agreement. If there is a direct conflict between this Agreement and any such policy, this Agreement shall prevail to the extent of the inconsistency.
The Executive also agrees to comply with all applicable laws, rules and regulations, and all requirements of all applicable regulatory, self-regulatory and administrative bodies.

Section 2.6    Location
The Executive will be based in the corporate office in Denver, Colorado. The Company may require the Executive to travel to other locations for the business of the Company (including overseas) from time to time, as necessary, in the sole discretion of the Company. The Executive expressly acknowledges and agrees that such travel requirements do not constitute constructive dismissal or termination for Good Reason.
ARTICLE 3
REMUNERATION AND BENEFITS
Section 3.1    Salary
Effective as of the Effective Date, the Company shall pay to the Executive a salary (the “Base Salary”) at the rate of US $400,000 per annum, payable to the Executive in accordance with the payroll practices of the Company for its senior management as are in effect from time to time. The Executive’s Base Salary will be reviewed on an annual basis by the compensation committee of the Board and may be increased by the Board from time to time and once increased shall thereafter be the Base Salary hereunder.
Section 3.2    Bonuses
The Executive shall be eligible to participate in the Parent’s short-term incentive plan, which consists of an annual bonus program (the “Bonus”).  The annual bonus target will be 75% of Base Salary, to be adjusted based on annual achievement of SSR Mining and individual performance as measured against established goals, with a maximum opportunity of 150% of Base Salary for exceptional company and individual achievement.  Any award is subject to Board approval.  Except as provided herein, the Executive must be an active employee at the date of payment of such award to be eligible to receive a bonus award. Any approved Bonus shall be payable during the calendar year following the calendar year in which the Bonus was earned and shall be paid in the normal course of business. For the calendar year containing the Effective Date, the Bonus shall be calculated on an average basis considering the following target percentages: (i) 50% based on the bonus target percentage in place for the Executive in his prior role, and (ii) 50% based on the bonus target percentage set forth in this Section 3.2.
Subject to approval by the Board, the Executive will also be eligible to participate in the Parent’s long-term incentive plan(s) (“LTIP”), as may be approved by the Board from time to time. The annual long-term incentive target value will be 150% of Base Salary.
All performance targets and results for these incentive plans shall be approved by the Board.
Section 3.3    Benefit, Share Purchase and Retirement Savings Plans
a)    The Executive will be eligible to participate in the Company’s benefit plans the Company may have in effect for its employees from time to time. The Company reserves the right to amend, alter or vary the benefit plan, and/or change benefit carriers, from time to time.
b)    The Executive will be eligible to participate in any employee share purchase plan and any retirement savings plan which the Parent or the Company establish from time to time.

Section 3.4    Perquisites and Expenses
The Company will pay or reimburse the Executive for all reasonable travelling and other out-of-pocket expenses incurred by the Executive in connection with the Executive’s employment hereunder in accordance with the policies of the Company in effect from time to time.
Section 3.5    Vacation
During each full calendar year during the Term, the Executive will be entitled to twenty-five (25) days of paid vacation to be taken at times mutually agreeable to the Executive and the Company. The Executive will be allowed to carry forward any unused vacation time into the next year. In addition, the Executive shall be entitled to those holidays which are customarily observed by the Company at the Location, as reflected in the Company’s policies.
Section 3.6    Incentive Compensation Recoupment
In the event that the Executive receives an overcompensation amount as defined under the Parent’s Executive Incentive Compensation Recoupment Policy and as amended from time to time, the Executive agrees to repay such overcompensation amount to the Company and further agrees that any such required payment will constitute a debt due and owing to the Company, which debt may be set off against any payment the Company owes to the Executive under this Agreement.
Section 3.7    Taxes
The Company further agrees to reimburse the Executive for financial advice and tax preparation services during the term of this Agreement. Such amounts shall not exceed US $15,000 per calendar year.
The Company will provide the Executive with tax equalization, if applicable, to account for any tax liabilities above US tax liabilities, resulting from the performance of the Executive’s duties hereunder, to ensure that he will pay neither more nor less taxes than he would have had he remained in his home location in the United States.
Section 3.8    Relocation Benefits
In order to honor benefits provided under an earlier employment agreement, from the effective date of this Agreement until the earlier of (i) ten (10) months or (ii) the date on which the Executive successfully obtains a green card, assuming that the Executive remains employed with the Company, the Company agrees to provide the Executive with a housing allowance in the amount of US $5,000 per month (the “Housing Reimbursements”). The Housing Reimbursements will be grossed-up for tax purposes. To the extent that the amounts of the Housing Reimbursement are subject to taxes, the Company agrees to pay to the Executive an additional amount such that the net, after-tax amount(s) retained by the Executive is equal to the gross amount of such allowances. In the event the Executive receives a green card mid-month, the amount of the Housing Reimbursement payable during such month will not be prorated.
ARTICLE 4
TERMINATION
Section 4.1    Termination
This Agreement and the employment contemplated hereunder may (and in the case of Subsection 4.1(c), shall) be terminated, in the following manner and in the following circumstances:
a)    by the Executive, at any time, by providing at least 60 days written notice of resignation, including retirement, to the Company in which case this Agreement and the Executive’s employment shall terminate (i) upon the date set forth in the notice from the Executive to the Company, or (ii) at such earlier date as the Company may elect following its receipt of the Executive’s notice;
b)    by the Company, for Cause, in which case this Agreement and the Executive’s employment shall terminate immediately upon the Executive’s receipt of a written notice from the Company setting out the basis for termination;
c)    automatically, and without further notice, upon the death of the Executive;
d)    by the Company, without Cause, for reasons other than death or Disability as provided in subsection 4.1(c) and (f), in which case this Agreement and the Executive’s employment shall terminate immediately upon receipt by the Executive of a written notice of termination from the Company;
e)    by the Executive, for Good Reason, provided the Executive has provided written notice of such occurrence to the Company immediately upon occurrence of such an event and the Company has not corrected such occurrence within 30 days; in which case the Executive’s employment and this Agreement shall terminate at the end of the 30-day period.
f)    in the event of the Disability of the Executive, as defined herein, this Agreement and the Executive’s employment will terminate upon the Executive’s receipt of a written notice from the Company confirming termination as a result of Disability.
Section 4.2    Payment Upon Termination
In the event the Executive’s employment is terminated pursuant to Section 4.1, the following shall constitute the full monetary or other entitlement owing to the Executive upon termination:
a)    In the event this Agreement is terminated for any reason, the Executive shall be entitled to the following:
(i)    payment of the Executive’s Base Salary earned up to the date of termination;
(ii)    payment of the value of the Executive’s accrued vacation entitlement that has not been used by the Executive at the time of termination;
(iii)    except for termination pursuant to Section 4.1(b), a prorated Bonus for that portion of the year in which the Executive was actively employed. The amount of any such Bonus shall be calculated as follows: the product of (A) the average Bonus paid to the Executive for the two (2) fiscal years prior to the fiscal year in which his employment is terminated or, if such information is not available, Executive’s target bonus divided by twelve (12), multiplied by (B) the number of months the Executive was actively employed in the fiscal year in which his employment is terminated;
(iv)    payment of any accrued and unpaid business expenses at the date of termination required to be reimbursed under Section 3.4 of this Agreement; and
(v)    any rights in respect of any equity-based compensation to which the Executive may be entitled to at the time of such termination shall be dealt with in accordance with the terms of the Share Compensation Plan or other form of equity-based compensation in accordance with the respective plans.
b)    Should the Agreement be terminated pursuant to Subsection 4.1(d) or 4.1(e), the Executive shall also be entitled to:
(i)    Payment of a lump sum amount equal to 24 month’s Base Salary;
(ii)    payment of a lump sum amount in lieu of any Bonus entitlement to be calculated as follows: 24 months’ average annual Bonus, earned by the Executive in the two (2) years immediately preceding termination. If this Agreement is terminated before the Executive completes two (2) years’ service under this Agreement, the average annual Bonus shall be calculated based on the target Bonus for any incomplete year(s) of service and the actual Bonus earned for each completed year of service;
(iii)    the payments specified in Sections 4.2 shall be made in a lump sum, less deductions required by law, on the next regular payroll date of the Company following the date of termination;
(iv)    continued participation in the insurance benefits in which the Executive was participating pursuant to Section 3.3, above, as of the date of termination, until the earlier of (x) the date twenty-four (24) months after the date of termination, or (y) the date the Executive becomes eligible for substantially similar benefits under a benefit plan, program or arrangement through a different employer of him or his spouse. In the event that the Executive's continued participation in any such plan, program or arrangement of the Company is prohibited by the terms of such plan or applicable benefit-continuation laws, the Company shall arrange to provide the Executive with an amount equal to the value to the Executive (as determined by the Company's auditors) of such benefits calculated for the remainder of the twenty-four-month period; and
(v)    in the event the Executive elects to relocate to Australia from Denver within six (6) months of termination of this Agreement pursuant to 4.1(d) or (e), the Company agrees to pay and/or reimburse the Executive for any reasonable relocation or moving expenses, including one-way airfare for the Executive and his immediate family.
Section 4.3    Other Termination Rights
In lieu of and not in addition to the termination payments and benefits provided for in Section 4.2 herein, if within twelve (12) months following a Change of Control, the Executive’s employment with the Company is terminated by the Company without Cause (including a resignation by the Executive for Good Reason) but not for reasons of death, Disability, or voluntary resignation, the Company shall pay or provide to the Executive following the date of such termination the following which shall constitute the Executive’s full monetary or other entitlement upon termination:
a)    the Executive’s Base Salary earned up to the date of termination;
b)    the value of the Executive’s accrued vacation that has not been used by him at the time of termination;
c)    any accrued unpaid business expenses at the date of termination required to be reimbursed under Section 3.4 of this Agreement;

d)    a lump sum amount equal to 24 months’ Base Salary;
e)    a lump sum amount in lieu of any Bonus entitlement to be calculated as follows: 24 months’ average annual Bonus, earned by the Executive in the two (2) years immediately preceding termination. If this Agreement is terminated before the Executive completes two (2) years’ service under this Agreement, the average annual Bonus shall be calculated based on the target Bonus for any incomplete year(s) of service and the actual Bonus earned for each completed year of service;
f)    a prorated Bonus for that portion of the year in which the Executive was actively employed. The amount of any such Bonus shall be calculated as follows: the product of (A) the average Bonus paid to the Executive for the two (2) fiscal years prior to the fiscal year in which his employment is terminated or, if such information is not available, Executive’s target bonus divided by twelve (12), multiplied by (B) the number of months the Executive was actively employed in the fiscal year in which his employment is terminated;
g)    any rights in respect of any equity-based compensation to which the Executive may be entitled to at the time of such termination shall automatically vest to the Executive as of the date of termination in accordance with the terms of the Share Compensation Plan or other form of equity-based compensation in accordance with the respective plans;
h)    continued participation in the insurance benefits in which the Executive was participating pursuant to Section 3.3, above, as of the date of termination, until the earlier of (x) the date twenty-four (24) months after the date of termination, or (y) the date the Executive becomes eligible for substantially similar benefits under a benefit plan, program or arrangement through a different employer of him or his spouse. In the event that the Executive's continued participation in any such plan, program or arrangement of the Company is prohibited by the terms of such plan or applicable benefit-continuation laws, the Company shall arrange to provide the Executive with an amount equal to the value to the Executive (as determined by the Company's auditors) of such benefits calculated for the remainder of the twenty-four (24)-month period; and
i)    in the event of a Change of Control, any reasonable relocation or moving expenses, including one-way airfare for the Executive and his immediate family, which the Executive incurs if he/they should elect to move to Australia from Denver within six (6) months after the Change of Control.
Section 4.4    Mitigation
The Executive shall not be required to mitigate the amount of any payments or the entitlement to any benefits provided for under Section 4.2(b) or 4.3 by seeking other employment nor shall any payment or benefit provided for in such Section be reduced by any compensation or remuneration and/or benefits earned by the Executive as a result of employment by another employer or the rendering of services after the date of termination.
Section 4.5    Effect of Termination
Upon termination of the Executive’s employment for any reason whatsoever, the Executive shall thereupon be deemed to have immediately resigned any position the Executive may have as an officer or director of the Company and Parent, together with any other office, position or directorship which the Executive may hold with any affiliates or related entities of the Company or Parent. In such event, the Executive shall, at the request of the Company, forthwith execute any and all documents appropriate to evidence such resignations, and in any event irrevocably authorises the Company Secretary of the Company to execute these documents on his behalf, and cause any shares of the Parent’s subsidiaries held by the Executive to be assigned as directed by the Parent. The Executive shall not be entitled to any payments in respect of such resignations in addition to those provided for herein.
Section 4.6    Release
The Executive agrees that the post-termination payment by the Company of any amounts provided for in Sections 4.2 or 4.3, above (except for payments mandated by applicable law), shall be intended to be in full and final settlement of any and all actions, causes of actions, suits, claims, demands and entitlements whatsoever which the Executive then has or may have against the Company, Parent, their affiliates and/or any of their respective directors, officers, employees, representatives, successors and assigns (collectively, the “Releasees“) arising out of or relating to the Executive’s hiring, the Executive’s employment and/or the termination of the Executive’s employment or this Agreement. In keeping with that intention, the Executive’s receipt of any such post-termination amounts to which he would not otherwise be entitled shall be conditional on the Executive executing a fully integrated general release in favor of the Releasees. To the extent such amounts represent deferred compensation subject to Section 409A of the Code, and the timing of the Executive’s execution of the release required by this Section 4.6 could result in their payment in either of two calendar years, they shall always be paid to the Executive in the second of those two calendar years, regardless of when the Executive executes the release.
Section 4.7    Suspension or Termination of Benefits and Compensation
In the event that the Executive has breached any provisions of Articles 5, 6, 7, 8 or 9, the Company shall have the right to suspend or terminate any or all remaining payments and/or benefits, if any, referenced in Sections 4.2 and 4.3 of this Agreement. Such suspension or termination of payments and/or benefits shall be in addition to and shall not limit any and all other rights and remedies as set out in Section 9.2 of this Agreement that the Company may have against the Executive.
Section 4.8         Delay in Payments Pursuant to Section 409A
The parties agree that the timing of any post-termination payment(s) of deferred compensation to the Executive shall be delayed for six (6) months after the Executive’s separation from service to the extent necessary to avoid any violation(s) of Section 409A(a)(2)(B)(i) of the Code (ie. the six-month delay will apply if (i) the payment is subject to Section 409A of the Code, (ii) the employer has stock that is publicly traded on an established securities market, and (iii) the payment is being made due to the Executive’s separation from service).
.
ARTICLE 5
CONFIDENTIAL INFORMATION
Section 5.1    Confidentiality
a)    During the Term and indefinitely following termination thereof, the Executive shall not use, divulge, diffuse, sell, transfer, give, circulate, or otherwise distribute to any Entity whatsoever or whomsoever, or otherwise make public, any Confidential Information.

b)    Notwithstanding any provision of this Agreement to the contrary, the Executive shall have the right to use, reproduce or disclose Confidential Information in furtherance of the performance of the Executive’s duties if the Executive reasonably believes that such use, reproduction or disclosure is in the best interests of the Parent, in which event, the Executive shall, at all times, take all reasonable measures in order to prevent further disclosure, reproduction or non-authorized use of such Confidential Information.
c)    Except when impliedly authorized by the nature of the Executive’s duties, under no circumstances shall the Executive reproduce any Confidential Information without the prior written consent of the Board. All reproductions of Confidential Information shall be governed by this Agreement and shall be treated as Confidential Information hereunder.
d)    The Executive shall not publish or release or allow the publication or release of any material containing Confidential Information without the prior written consent of the Board.
e)    The Executive shall not install, copy or receive any Confidential Information into the Executive’s own or any other computer or computer system not owned and controlled by the Company or the Parent, without the express written permission of the Board. Where the Executive has received permission from the Board to so install, copy or receive Confidential Information, the Executive shall be solely responsible to the Company for the security of such Confidential Information and shall follow any and all directions given by the Board.
Section 5.2    Company Property
Confidential Information (including any reproduction thereof) shall remain the sole property of the Company and shall be returned to the Company immediately upon request or upon the termination of the Executive’s employment, for any reason.
ARTICLE 6
NON-SOLICITATION & NON-COMPETITION
Section 6.1    Non-Solicitation of Employees
The Executive shall not, during the Term and for a period that is the greater of (i) twelve (12) months or (ii) the number of months of termination pay received by the Executive pursuant to Section 4.2(b)(i) or 4.3(d) of this Agreement, immediately following the termination of the Executive’s employment, for any reason, on the Executive’s own behalf or on behalf of or in connection with any other Entity, without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, alone through or in connection with any Entity:
a)    seek in any way to persuade or entice any employee of the Parent, Company or any of their affiliates with whom the Executive has dealt during his employment with the Company to leave his or her employment with the Parent, Company or any of their affiliates;
b)    seek in any way to persuade or entice any contractor engaged by the Parent or Company or any of their affiliates with whom the Executive has dealt during his employment with the Company to terminate his engagement with the Parent, Company or any of their affiliates

Section 6.2    Non-Competition
The Executive shall not, during the Term and for a post-employment period of twelve (12) months, on the Executive’s own behalf or on behalf of any Entity, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Entity, carry on or be engaged in or have any financial or other interest in or be otherwise commercially involved in any endeavor, activity or business in all or part of the Territory which is competitive, in any way, with the Business.
The Executive shall, however, not be in violation of Section 6.1, above, solely by virtue of the Executive holding, strictly for portfolio purposes and as a passive investor, no more than one percent (1%) of the issued and outstanding shares of or any other interest in, any body corporate which is listed on any recognized stock exchange, the business of which body corporate is in competition, in whole or in part, with SSR Mining.

ARTICLE 7
NON-DISPARAGEMENT
Section 7.1    Non-Disparagement
The Executive covenants and agrees that during the Term and indefinitely thereafter the Executive shall not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumours, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Parent, its affiliates or its and their management, agents or employees.
ARTICLE 8
INTELLECTUAL PROPERTY
Section 8.1    Ownership of Intellectual Property
(a)    All worldwide rights, title and interest in any and all advances, computer programs, concepts, compositions, data, database technologies, designs, discoveries, domain names, drawings, formulae, ideas, improvements, integrated circuit typographies, inventions, know-how, mask works, sketches, software, practices, processes, research materials, trade-secrets, work methods, patents, trade-marks, copyright works and any other intellectual property (whether registrable or not) produced, made, composed, written, performed, or designed by the Executive, either alone or jointly with others, in the course of the Executive’s employment with the Company and in any way relating to the business of the Parent or the Company (the “Intellectual Property”), shall vest in and be the exclusive property of the Company.
(b)    Both during the Term and following termination of employment with the Company, the Executive will fully and promptly disclose to the Company, complete details of any Intellectual Property right arising in connection with the Executive’s employment, with the intention that the Company and/or Parent shall have full knowledge and ownership of the working and practical applications of such right.
(c)    At the expense of the Company, the Executive will co-operate in executing all necessary deeds and documents and shall co-operate in all other such acts and things as the Company may reasonably require in order to vest such Intellectual Property rights in the name of the Company.

(d)    The Executive hereby waives any and all author’s, moral, and proprietary rights that the Executive may now or in the future have in any Intellectual Property developed in the course of the Executive’s employment with the Company.
(e)    The Company shall have the sole and exclusive ownership of and right of control over any and all business, customers, and goodwill created or developed by the Executive in the course of the Executive’s employment with the Company, including all information, records, and documents concerning business and customer accounts and all other instruments, documents, records, data, and information concerning or relating to the Company’s business activities, interests and pursuits.
Section 8.2    Moral Rights
The Executive hereby irrevocably waives, in favour of the Company, its successors, assigns and nominees, all rights arising under the copyright laws of the United States of America, Canada, Argentina, Peru, Turkey and Mexico, pursuant to legislation or at common law, to the full extent that such rights may be waived in each respective jurisdiction, that the Executive may have now or in the future with respect to the Development.
ARTICLE 9
RECOGNITION
Section 9.1    Recognition
a)    The Executive recognizes and expressly acknowledges that:  (i) the application of the Articles 5, 6, 7, and 8 of this Agreement will not have the effect of prohibiting him from earning a living in a satisfactory manner in the event of the termination of the Executive’s employment and of this Agreement, and (ii) the Company would be subject to an irreparable prejudice should one or several of said Articles be infringed, or should the Executive be in breach of any of the Executive’s obligations thereunder.
b)    The Executive further recognizes and expressly acknowledges that Articles 5, 6, 7, and 8 of this Agreement grant to the Company only such reasonable protection as is reasonably necessary to preserve the legitimate interests of the Company and the Executive equally recognizes, in this respect, that the description of the Business and the extent of any restraint on his post-employment activities is reasonable.
Section 9.2    Remedies
The Executive hereby recognizes and expressly acknowledges that the Company would be subject to irreparable harm should any of the provisions of Article 5, 6, 7, and 8 be infringed, or should any of the Executive's obligations thereunder be breached by the Executive, and that damages alone will be an inadequate remedy for any breach or violation thereof and that the Company, in addition to all other remedies, shall be entitled as a matter of right to equitable relief, including temporary or permanent injunction to restrain such breach.

ARTICLE 10
GENERAL
Section 10.1    Notice Provisions
Except as otherwise expressly provided herein, all notices relating to this Agreement shall be in writing and either delivered by hand, courier service or email transmission and addressed as follows:
The Executive:    John Ebbett
    5516 E. Hinsdale Circle
    Centennial, CO 80122

The Company:    SSR Management Inc.
    6900 E Layton Ave
    Suite 1300
    Denver, CO 80237
Attention: Vice President, Human Resources
Any address referred to in this Section 10.1 may be changed by notice given in accordance with the provisions of this Section. Any notice which is delivered by hand, courier service or facsimile transmission shall be effective when delivered.
Section 10.2    Entire Agreement
This Agreement, its schedules and the documents expressly referenced herein constitutes the entire agreement between the Company and the Executive and sets out all the covenants, promises, representations, conditions and agreements between the Company and the Executive in connection with the subject matter of this Agreement and supersedes and replaces all prior agreements, understandings, negotiations and discussions, whether oral or written, pre-contractual or otherwise. There are no covenants, promises, representations, conditions or other agreements, whether oral or written, pre-contractual or otherwise, express, implied or collateral, whether statutory or otherwise, between the Company and the Executive in connection with the subject matter of this Agreement except as specifically set forth in this Agreement.
Section 10.3    Survival
It is expressly agreed by the parties hereto that the provisions of Articles 5, 6, 7, 8, 9 and 10 shall survive the termination of this Agreement and the termination of the Executive’s employment, for any reason.
Section 10.4    Privacy
By accepting employment with the Company, the Executive acknowledges and agrees that the Company and Parent may collect, use and disclose the Executive’s personal information for purposes relating to the establishment and maintenance of the employment relationship.
If the Executive’s specific consent to the collection, use or disclosure of the Executive’s personal employee information is required in the future, the Executive hereby agrees to provide such consent. If the Executive refuses or withdraws the Executive’s consent, the Executive acknowledges that the Executive’s employment with the Company may be negatively affected.

Section 10.5    Governing Law
This Agreement shall be governed by and interpreted in accordance with the laws of the U.S. state or commonwealth encompassing the Location (the “Forum”). Any dispute or controversy arising under or relating to this Agreement shall be submitted to the exclusive jurisdiction of the state and/or federal courts sitting in the Forum, whether or not any of the parties (or any third-party beneficiary) is now or hereafter becomes a resident or citizen of a different jurisdiction, subject to Section 9.2, above.
Section 10.6    Successors and Assigns
This Agreement may not be assigned by either party. In the event of a Change of Control, the Company and Parent shall use their best efforts to require any successor(s), whether direct or indirect, to all or substantially all of the shares or assets of the Company and/or Parent to expressly agree to assume and to perform this Agreement in the same manner that the Company would have been required to perform if no such Change of Control had occurred. If the Company fails to obtain any successor’s express agreement prior to the effective date of Change of Control, such failure shall be deemed to be an event of Good Reason in respect of the Executive’s employment with the Company and such event shall be deemed to have occurred on the effective date of the Change of Control
Section 10.7    Execution of Further Documents
The Company and Executive agree that they shall, from time to time and at all times, do all such further acts and execute and deliver all such further documents and assurances as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.
Section 10.8    Amendments and Waivers
No supplement, modification, amendment or waiver of this Agreement shall be binding unless executed in writing by the Executive and the Company. No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a waiver or continuing waiver unless otherwise expressly provided in writing.
Section 10.9    Severability
In the event that any provision or any part of any provision hereof is deemed to be invalid by reason of the operation of any law or by reason of the interpretation placed thereon by a court, this Agreement shall be construed as not containing such provision or part of such provision and the invalidity of such provision or such part shall not affect the validity of any other provision or the remainder of such provision hereof. All other provisions hereof which are otherwise lawful and valid shall remain in full force and effect.
Section 10.10    Legal Advice
The Executive acknowledges that the Executive has been afforded the opportunity to obtain independent legal advice with respect to this Agreement and that the Executive fully understands the nature and consequences of this Agreement.
Section 10.11    Currency
All amounts expressed herein are in United States dollars unless otherwise noted and all payments hereunder are subject to all applicable and required deductions.

Section 10.12    Preamble/Recital
The Executive and the Company acknowledge and agree that the provisions contained in the preamble/recital section of this Agreement shall form part of this Agreement and may be relied upon by either party.
Section 10.13    Gender
Whenever the context of this Agreement so requires or permits, the masculine gender includes the feminine gender.
Section 10.14    Counterparts
This Agreement may be executed by the parties in one or more counterparts, each of which when so executed and delivered shall be deemed to be an original and such counterparts shall together constitute one and the same instrument.
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IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the effective date first above written.
SSR Management Corp.
By: ____________________________
Rod Antal
President and Chief Executive Officer

Executive
________________________________
John Ebbett

Acknowledged and Agreed by:
SSR Mining Inc.
By: ____________________________
Michael J. Sparks
Chief Legal and Administrative Officer